Supplemental Term Sheet† To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 34-VI dated February 28, 2008	Supplemental Term Sheet to Product Supplement No. 34-VI Registration Statement No. 333-130051 Dated May 13, 2008; Rule 433

Structured Investments	JPMorgan Chase & Co. $ Reverse Exchangeable Notes due May 29, 2009 Each Linked to the Common Stock of a Different Single Reference Stock Issuer

General

  This supplemental term sheet relates to two (2) separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. You may participate in either of the two (2) note offerings or, at your election, in both of the offerings. This supplemental term sheet does not, however, allow you to purchase a note linked to a basket of both of the Reference Stocks described below.
  The notes are designed for investors who seek an interest rate that is higher than the current dividend yield on the applicable Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the applicable Reference Stock, be willing to accept the risks of owning the common stock of the applicable Reference Stock issuer, and be willing to lose some or all of their principal at maturity.
  Investing in the notes is not equivalent to investing in the shares of an issuer of either of the Reference Stocks.
  Each issue of offered notes will pay interest monthly at the fixed rate specified for that issue below. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price of the applicable Reference Stock and whether the closing price of the applicable Reference Stock has declined from the applicable Initial Share Price by more than the applicable Protection Amount during the Monitoring Period, as described below.
  Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the applicable Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof.

Key Terms

Payment at Maturity:

The payment at maturity, in excess of any accrued and unpaid interest, is based on the performance of the applicable Reference Stock. You will receive $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest at maturity, unless:

(1) the applicable Final Share Price is less than the applicable Initial Share Price; and
(2) on any day during the Monitoring Period, the closing price of the applicable Reference Stock has declined, as compared to the applicable Initial Share Price, by more than the applicable Protection Amount.
If the conditions described in both (1) and (2) are satisfied, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.
Maturity Date:	May 29, 2009*
Pricing Date:	On or about May 27, 2008
Settlement Date:	On or about May 30, 2008
Observation Date:	May 26, 2009*
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the last calendar day of each month, except for the final interest payment, which shall be payable on the Maturity Date (each such date, an “Interest Payment Date”), commencing June 30, 2008, to and including the Interest Payment Date corresponding to the Maturity Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this supplemental term sheet for more information.

Monitoring Period:	The period from the Pricing Date to and including the Observation Date.
Physical Delivery Amount:	The number of shares of the applicable Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the applicable Initial Share Price, subject to adjustments.
Cash Value:

For each Reference Stock, the amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price of such Reference Stock and (2) the Final Share Price of such Reference Stock, subject to adjustments.

Initial Share Price:

The closing price of the applicable Reference Stock on the Pricing Date. The Initial Share Price is subject to adjustments in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 34-VI for further information about these adjustments.

Final Share Price:	The closing price of the applicable Reference Stock on the Observation Date.
									Approximate Tax Allocation of Monthly Coupon†
	Page Number	Ticker Symbol	Principal Amount	Interest Rate	Protection Amount	Initial Share Price	CUSIP	Approximate Monthly Coupon	Interest on Deposit	Put Premium
Schering-Plough Corporation	TS-3	SGP		10.75% per annum	30% of the Initial Share Price		48123M2T8	$8.96	27.44%	72.56%
Toll Brothers, Inc.	TS-5	TOL		13.50% per annum	40% of the Initial Share Price		48123M2U5	$11.25	21.85%	78.15%
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 34-VI.
†	This supplemental term sheet supplements the term sheet dated May 6, 2008 to product supplement no. 34-VI but does not supersede the term sheet.
††	Based on one reasonable treatment of the notes, as described herein under “Selected Purchase Considerations — Tax Treatment as a Unit Comprising a Put Option and a Deposit” and in the accompanying product supplement no. 34-VI under “Certain U.S. Federal Income Tax Consequences” on page PS-28. The allocations presented herein were determined as of May 5, 2008; the actual allocations will be determined as of the Pricing Date and may differ.

Investing in the Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 34-VI and “Selected Risk Considerations” beginning on page TS-2 of this supplemental term sheet.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this supplemental term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 34-VI and this supplemental term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this supplemental term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)

In no event will the fees and commissions received by J.P. Morgan Securities Inc., which we refer to as JPMSI, which include concessions to be allowed to other dealers, exceed $60.00 per $1,000 principal amount note for either of the two (2) offerings listed above. For more detailed information about fees, commissions and concessions, please see “Supplemental Underwriting Information” on the last page of this supplemental term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

May 13, 2008

Additional Terms Specific to Each Note Offering

This supplemental term sheet relates to two (2) separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. The purchaser of a note will acquire a security linked to a single Reference Stock (not to a basket or index that includes the other Reference Stock). You may participate in either of the two (2) note offerings or, at your election, in both of the offerings. We reserve the right to withdraw, cancel or modify either offering and to reject orders in whole or in part. While each note offering relates only to a single Reference Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Reference Stock (or any other Reference Stock) or as to the suitability of an investment in the notes.

You should read this supplemental term sheet together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 34-VI dated February 28, 2008. This supplemental term sheet, together with the documents listed below, contains the terms of the notes and ,except as set forth in the sentence below, supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This supplemental term sheet supplements the term sheet dated May 6, 2008 to product supplement no. 34-VI but does not supersede the term sheet. You may rely on the information contained in this supplemental term sheet or the term sheet dated May 6, 2008 and in the documents listed below in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 34-VI, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 34-VI dated February 28, 2008:
  http://sec.gov/Archives/edgar/data/19617/000089109208001279/e30509_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
   http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this supplemental term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay interest at an Interest Rate depending upon the applicable Reference Stock, as indicated on the cover of this supplemental term sheet. We believe that the applicable Interest Rate is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at the applicable Interest Rate set forth on the cover of this supplemental term sheet. Interest will be payable monthly in arrears on the last calendar day of each month, except for the final interest payment, which shall be payable on the Maturity Date (each such date, an “Interest Payment Date”), commencing June 30, 2008, to and including the Interest Payment Date corresponding to the Maturity Date, to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — Your return of principal at maturity is protected if the applicable Final Share Price does not decline from the applicable Initial Share Price or the closing price of the applicable Reference Stock does not decline, as compared to the applicable Initial Share Price, by more than the applicable Protection Amount on any day during the Monitoring Period. However, if the applicable Final Share Price declines from the applicable Initial Share Price and the closing price of the applicable Reference Stock on any day during the Monitoring Period has declined by more than the applicable Protection Amount, you could lose the entire principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 34-VI. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes as units comprising a Put Option and a Deposit for U.S. federal income tax purposes. We will determine the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on May 5, 2008, of each coupon payment, we would have treated the percentages specified on the cover of this supplemental term sheet as interest on the Deposit and as Put Premium, respectively. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premium will not be taken into account prior to maturity or sale. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with

JPMorgan Structured Investments — Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	TS-1
respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 34-VI dated February 28, 2008.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on the applicable Final Share Price and whether the closing price of the applicable Reference Stock has declined from the applicable Initial Share Price by more than the applicable Protection Amount on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a predetermined number of shares of the applicable Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the applicable Reference Stock or the Cash Value thereof will most likely be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  YOUR PROTECTION MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of the applicable Reference Stock declines below the applicable Initial Share Price minus the applicable Protection Amount, you will at maturity be fully exposed to any depreciation in the applicable Reference Stock. We refer to this feature as a contingent buffer. Under these circumstances, and if the applicable Final Share Price is less than the applicable Initial Share Price, you will receive at maturity a predetermined number of shares of the applicable Reference Stock (or, at our election, the Cash Value thereof) and, consequently, you will lose 1% of the principal amount of your investment for every 1% decline in the applicable Final Share Price compared to the applicable Initial Share Price. You will be subject to this potential loss of principal even if the price of the applicable Reference Stock subsequently recovers such that the applicable Final Share Price is above the applicable Initial Share Price minus the applicable Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE APPLICABLE REFERENCE STOCK — Unless (i) the applicable Final Share Price is less than the applicable Initial Share Price and (ii) on any day during the Monitoring Period, the closing price of the applicable Reference Stock has declined, as compared to the applicable Initial Share Price, by more than the applicable Protection Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the applicable Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the applicable Reference Stock during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE APPLICABLE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights or dividend payments. In addition, the applicable Reference Stock issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this supplemental term sheet or in product supplement no. 34-VI. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this supplemental term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuer(s) or providing advisory services to such Reference Stock issuer(s). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers and these reports may or may not recommend that investors buy or hold the Reference Stock(s). As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to such Reference Stock(s). We or our affiliates may also trade in the Reference Stocks or instruments related to Reference Stock(s) from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the applicable Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 34-VI.

JPMorgan Structured Investments — Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	TS-2

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stock” beginning on page PS-15 of the accompanying product supplement no. 34-VI for more information.

Schering-Plough Corporation (“Schering-Plough”)

According to its publicly available filings with the SEC, Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products, that discovers, develops, manufactures and markets advanced drug therapies. The common stock of Schering-Plough, par value $0.50 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Schering-Plough in the accompanying product supplement no. 34-VI. Schering-Plough’s SEC file number is 001-06571.

Historical Information of the Common Stock of Schering-Plough

The following graph sets forth the historical performance of the common stock of Schering-Plough based on the weekly closing price (in U.S. dollars) of the common stock of Schering-Plough from January 3, 2003 through May 2, 2008. The closing price of the common stock of Schering-Plough on May 5, 2008 was $18.75. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of Schering-Plough has experienced significant fluctuations. The historical performance of the common stock of Schering-Plough should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Schering-Plough during the term of the notes. We cannot give you assurance that the performance of the common stock of Schering-Plough will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Schering-Plough will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Schering-Plough.

JPMorgan Structured Investments — Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	TS-3

Examples of Hypothetical Payment at Maturity for a $1,000 Investment in the Notes Linked to the Common Stock of Schering-Plough

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes linked to the common stock of Schering-Plough, based on a range of hypothetical Final Share Prices of the Reference Stock and assuming that the closing price of the Reference Stock declines in the manner set forth in the column titled “Hypothetical lowest closing price during the Monitoring Period.” The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

• the Initial Share Price:	$18.80	• the Protection Amount: $5.64
• the Interest Rate:	10.75% per annum

Hypothetical lowest closing price during the Monitoring Period	Hypothetical Final Share Price	Payment at Maturity	Total Value of Payment Received at Maturity**

$18.80	$37.60	$1,000.00	$1,000.00

$9.40	$19.74	$1,000.00	$1,000.00

$18.80	$18.80	$1,000.00	$1,000.00

$13.16	$13.16	$1,000.00	$1,000.00

$9.40	$17.86	53 shares of the Reference Stock or the Cash Value thereof	$950.00

$9.40	$9.40	53 shares of the Reference Stock or the Cash Value thereof	$500.00

$4.70	$4.70	53 shares of the Reference Stock or the Cash Value thereof	$250.00

$0.00	$0.00	53 shares of the Reference Stock or the Cash Value thereof	$0.00

**

Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: The lowest closing price of the Reference Stock during the Monitoring Period was $9.40 but the Final Share Price is $19.74. Because the Final Share Price of $19.74 is greater than the Initial Share Price of $18.80, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The lowest closing price of the Reference Stock during the Monitoring Period was $9.40 and the Final Share Price is $17.86. Because the Final Share Price of $17.86 is less than the Initial Share Price of $18.80 and the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $17.86, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $950.00.

Example 3: The closing price of the Reference Stock does not decline, as compared with the Initial Share Price, by more than the Protection Amount on any day during the Monitoring Period prior to the Observation Date. However, the closing price of the Reference Stock on the Observation Date is $9.40, a decline of more than the Protection Amount. Because the Final Share Price of $9.40 is less than the Initial Share Price of $18.80 and the Final Share Price has declined by more than the Protection Amount, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $9.40, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $500.00.

Example 4: The Final Share Price of $13.16 is less than the Initial Share Price of $18.80 but does not decline by more than the Protection Amount and the closing price of the Reference Stock does not decline by more than the Protection Amount on any day during the Monitoring Period. Because the closing price of the Reference Stock has not declined by more than the Protection Amount, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the Final Share Price of $13.16 is less than the Initial Share Price of $18.80.

Regardless of the performance of the Reference Stock or the payment you receive at maturity, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of approximately $107.50 over the term of the notes. If we had priced the notes on May 5, 2008, you would have received 53 shares of the Reference Stock or, at our election, the Cash Value thereof, at maturity, provided the Final Share Price declined from the Initial Share Price and the closing price of the Reference Stock declined by more than the Protection Amount from the Initial Share Price on at least one day during the Monitoring Period. The actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the closing price of the Reference Stock on the Pricing Date.

JPMorgan Structured Investments — Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	TS-4

Toll Brothers, Inc. (“Toll Brothers”)

According to its publicly available filings with the SEC, Toll Brothers designs, builds, markets and arranges financing for single-family detached and attached homes in luxury residential communities. The common stock of Toll Brothers, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Toll Brothers in the accompanying product supplement no. 34-VI. Toll Brothers’s SEC file number is 001-09186.

Historical Information of the Common Stock of Toll Brothers

The following graph sets forth the historical performance of the common stock of Toll Brothers based on the weekly closing price (in U.S. dollars) of the common stock of Toll Brothers from January 3, 2003 through May 2, 2008. The closing price of the common stock of Toll Brothers on May 5, 2008 was $24.83. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of Toll Brothers has experienced significant fluctuations. The historical performance of the common stock of Toll Brothers should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Toll Brothers during the term of the notes. We cannot give you assurance that the performance of the common stock of Toll Brothers will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Toll Brothers will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Toll Brothers.

JPMorgan Structured Investments — Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	TS-5

Examples of Hypothetical Payment at Maturity for a $1,000 Investment in the Notes Linked to the Common Stock of Toll Brothers

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes linked to the common stock of Toll Brothers, based on a range of hypothetical Final Share Prices of the Reference Stock and assuming that the closing price of the Reference Stock declines in the manner set forth in the column titled “Hypothetical lowest closing price during the Monitoring Period.” The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

• the Initial Share Price:	$25.00	• the Protection Amount: $10.00
• the Interest Rate:	13.50% per annum

Hypothetical lowest closing price during the Monitoring Period	Hypothetical Final Share Price	Payment at Maturity	Total Value of Payment Received at Maturity**

$25.00	$50.00	$1,000.00	$1,000.00

$12.50	$26.25	$1,000.00	$1,000.00

$25.00	$25.00	$1,000.00	$1,000.00

$15.00	$15.00	$1,000.00	$1,000.00

$12.50	$23.75	40 shares of the Reference Stock or the Cash Value thereof	$950.00

$12.50	$12.50	40 shares of the Reference Stock or the Cash Value thereof	$500.00

$6.25	$6.25	40 shares of the Reference Stock or the Cash Value thereof	$250.00

$0.00	$0.00	40 shares of the Reference Stock or the Cash Value thereof	$0.00

**

Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: The lowest closing price of the Reference Stock during the Monitoring Period was $12.50 but the Final Share Price is $26.25. Because the Final Share Price of $26.25 is greater than the Initial Share Price of $25.00, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The lowest closing price of the Reference Stock during the Monitoring Period was $12.50 and the Final Share Price is $23.75. Because the Final Share Price of $23.75 is less than the Initial Share Price of $25.00 and the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $23.75, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $950.00.

Example 3: The closing price of the Reference Stock does not decline, as compared with the Initial Share Price, by more than the Protection Amount on any day during the Monitoring Period prior to the Observation Date. However, the closing price of the Reference Stock on the Observation Date is $12.50, a decline of more than the Protection Amount. Because the Final Share Price of $12.50 is less than the Initial Share Price of $25.00 and the Final Share Price has declined by more than the Protection Amount, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $12.50, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $500.00.

Example 4: The Final Share Price of $15.00 is less than the Initial Share Price of $25.00 but does not decline by more than the Protection Amount and the closing price of the Reference Stock does not decline by more than the Protection Amount on any day during the Monitoring Period. Because the closing price of the Reference Stock has not declined by more than the Protection Amount, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the Final Share Price of $15.00 is less than the Initial Share Price of $25.00.

Regardless of the performance of the Reference Stock or the payment you receive at maturity, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of approximately $135.00 over the term of the notes. If we had priced the notes on May 5, 2008, you would have received 40 shares of the Reference Stock or, at our election, the Cash Value thereof, at maturity, provided the Final Share Price declined from the Initial Share Price and the closing price of the Reference Stock declined by more than the Protection Amount from the Initial Share Price on at least one day during the Monitoring Period. The actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the closing price of the Reference Stock on the Pricing Date.

JPMorgan Structured Investments — Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	TS-6

Supplemental Underwriting Information

If the notes linked to the common stock of Schering-Plough priced on May 6, 2008, JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $43.49 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of approximately $31.74 per $1,000 principal amount note. The concessions of approximately $31.74 include concessions to be allowed to selling dealers and concessions to be allowed to an arranging dealer. The actual commission received by JPMSI may be more or less than $43.49 and will depend on market conditions on the Pricing Date. In no event will the commission received by JPMSI exceed $60.00 per $1,000 principal amount note.

If the notes linked to the common stock of Toll Brothers priced on May 6, 2008, JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $46.24 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of approximately $33.12 per $1,000 principal amount note. The concessions of approximately $33.12 include concessions to be allowed to selling dealers and concessions to be allowed to an arranging dealer. The actual commission received by JPMSI may be more or less than $46.24 and will depend on market conditions on the Pricing Date. In no event will the commission received by JPMSI exceed $60.00 per $1,000 principal amount note.

The total aggregate principal amount of any series of notes being offered by this supplemental term sheet may not be purchased by investors in the applicable offering. Under these circumstances, JPMSI will retain the unsold portion of the applicable offering and has agreed to hold such notes for investment for a period of at least 30 days. The unsold portion of any series of notes will not exceed 15% of the aggregate principal amount of those notes. Any unsold portion may affect the supply of applicable notes available for secondary trading and, therefore, could adversely affect the price of the applicable notes in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

See “Underwriting” beginning on page PS-34 of the accompanying product supplement no. 34-VI.

JPMorgan Structured Investments — Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	TS-7